Exhibit (23)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM(1)

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Protective Life Insurance Company and subsidiaries of our report dated March 21, 2018 (“Successor Company”) relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting and of our report dated March 18, 2016 (“Predecessor Company”) relating to the financial statements and the financial statement schedules, which appear in Protective Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the reference to us under the heading “Experts”  in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
June 28, 2018